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                                                                     EXHIBIT 5.1

                                                               February 21, 1996
Reunion Resources Company
One Stamford Landing
62 Southfield Avenue
Stamford, Connecticut 06902


Re: Common Stock, $.01 Par Value,
    of Reunion Industries, Inc.
    ---------------------------

Gentlemen:

          As counsel for Reunion Resources Company ("Reunion"), we have participated in the preparation and filing of a registration statement on Form S-4 (the "Registration Statement") for the registration of 3,855,085 shares of common stock, par value $.01 per share (the "Common Stock"), of Reunion Industries, Inc. (the "Company").

          In this connection, we have reviewed (i) the Certificate of Incorporation and Bylaws of the Company, (ii) the Registration Statement, (iii) resolutions adopted by the Boards of Directors of the Company and of Reunion and
(iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. We have, with your consent, relied as to factual matters on certificates or other documents furnished by the Company or its officers and directors and by governmental authorities and upon such other documents and data that we have deemed appropriate. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us a copies.
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Reunion Industries, Inc.
February 13, 1996
Page 2

          Based on and subject to the foregoing, and subject to (i) the satisfaction (or waiver, if permitted) of all of the conditions to the merger of Reunion with and into the Company (the "Merger") set forth in the Merger Agreement by and between Reunion and the Company, dated as of November 14, 1995, including, but not limited to, approval of the Merger Agreement by the holders of a majority of the outstanding shares of Reunion's common stock entitled to vote thereon, (ii) the execution, acknowledgment and filing by the Company of a valid Certificate of Merger with the Secretary of State of Delaware to effect the Merger, and (iii) the surrender of the certificates representing the outstanding shares of Reunion common stock, along with the properly completed letters of transmittal, in accordance with the procedure described in the Registration Statement, we are of the opinion that the Common Stock, if and when issued under the circumstances contemplated by this letter and the Registration Statement, will be legally issued, fully-paid and nonassessable.

          We express no opinion as to the laws of any jurisdiction other than as set forth in the General Corporation Law of the State of Delaware. The opinion set forth in this letter is effective as of the date hereof. No expansion of our opinion may be made by implication or otherwise. We express no opinions other than as herein expressly set forth.

          We hereby consent to the reference to the undersigned under the heading "Proposal II: The Merger - Legal Matters" in the Proxy
Statement/Prospectus included in the Registration Statement, and in all amendments thereto, and to the filing of this opinion by the Company as Exhibit
5.1 to the Registration Statement.

                                         Very truly yours,


                                         /s/ Richards & O'Neil, LLP